                                 Exhibit 99.1

                                 Press Release

THURSDAY MAY 21, 4:01 PM EASTERN TIME
COMPANY PRESS RELEASE

PROFFITT'S, INC. ANNOUNCES ISSUANCE OF ASSET BACKED SECURITIES

BIRMINGHAM, Ala.--May 21, 1998--Department store retailer Proffitt's, Inc. (NYSE: PFT) today announced the issue by the Proffitt's Credit Card Master Trust ("PCCMT") of a total of $221.5 million in Series 1998-2 three-year term asset backed securities, supported by credit card receivables generated by the proprietary credit cards issued by National Bank of the Great Lakes to customers of the Company's department stores.

The securities were issued in two classes: $200.0 million in AAA/Aaa rated Class A Certificates priced at 99.89% with a coupon of 6.00% and $21.5 million in A/A1 rated Class B Certificates priced at 99.87% with a coupon of 6.15%. The Class A Certificates were underwritten by NationsBanc Montgomery Securities LLC, BancAmerica Robertson Stephens, and J.P. Morgan & Co. The Class B Certificates were underwritten by NationsBanc Montgomery Securities LLC. Proceeds of the Series 1998-2 Certificates were used to pay down approximately $220,076,000 of the Series 1997-1 Variable Funding Certificates previously issued by the PCCMT.

Proffitt's, Inc. Executive Vice President and Chief Financial Officer, Douglas
E. Coltharp, commented, "We are extremely pleased with the attractive terms which we were again able to realize in the securitization market. The favorable advance rates and interest rates are both indicative of the quality in the underlying receivables portfolio. This transaction largely finances, at fixed rates, the receivables added to the PCCMT as a result of the January 31, 1998 acquisition of Carson Pirie Scott & Co., and furthers our capital structure objectives of maintaining an appropriate balance of fixed and floating rate debt and matching asset and liability durations."

Proffitt's, Inc. currently operates 233 department stores and four free-standing furniture stores in twenty-four states under the names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Boston Store, and Bergner's. The Company's annual revenues exceed $3.5 billion.

Contact:

  Proffitt's Inc., Birmingham
  Julia Bentley, 423/981-6243
  http://www.proffitts.com